SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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SYNTEL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 28, 2011

Dear Shareholder:

It is our pleasure to invite you to attend Syntel’s 2011 Annual Meeting of Shareholders on Tuesday, June 7, 2011, at 10:00 a.m. Eastern time. The meeting will be held at the offices of Syntel, Inc. located at 525 East Big Beaver Road, Suite 300, Troy, Michigan. If you need directions, please contact us at (248) 619-2800.

We are pleased to provide our proxy materials to shareholders on the Internet as permitted by Securities and Exchange Commission rules, which allow us to provide our shareholders with the information they need while lowering the cost of delivery and reducing the environmental impact. As a result, we are mailing our shareholders, on or about April 28, 2011, a Notice of Internet Availability of Proxy Materials, which contains instructions for accessing our on-line proxy statement and annual report, for voting your shares, and for requesting printed copies of the proxy materials.

The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. You will want to review this material for information concerning the business to be conducted at the meeting and the nominees for election as directors.

Your vote is important. Whether or not you plan to attend the meeting, we urge you to complete, sign, and return your proxy as soon as possible in the envelope provided. This will ensure representation of your shares in the event you are unable to attend. You may later revoke your proxy and vote in person at the meeting if you wish.

Sincerely,

Bharat Desai	Prashant Ranade
Chairman	Chief Executive Officer and President

SYNTEL, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 7, 2011

The Annual Meeting of Shareholders of Syntel, Inc., a Michigan corporation, will be held on Tuesday, June 7, 2011, at 10:00 a.m. Eastern time, at Syntel’s offices located at 525 East Big Beaver Road, Suite 300, Troy, Michigan, to consider and act upon the following matters:

1.	The election of seven directors to serve on Syntel’s Board of Directors;

2.	An advisory (non-binding) vote to approve the compensation paid to Syntel’s named executive officers;

3.	An advisory (non-binding) vote on the frequency of future advisory votes to approve the compensation paid to Syntel’s named executive officers;

4.	A non-binding resolution to ratify the appointment of Crowe Horwath LLP as Syntel’s independent registered public accounting firm for the current fiscal year; and

5.	Such other business as may properly come before the meeting and any adjournment of the meeting.

Only shareholders of record at the close of business on April 12, 2011 may receive notice of and vote at the meeting. Syntel’s 2010 Annual Report to Shareholders is also provided with this Proxy Statement.

By Order of the Board of Directors

April 28, 2011	Daniel M. Moore Chief Administrative Officer, General Counsel, and Corporate Secretary

Whether or not you plan to attend the 2011 Annual Meeting,

please take the time to vote your shares.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 7, 2011.

The annual report to shareholders and the proxy statement, including the notice of annual meeting, are available on the Internet at:

www.edocumentview.com/SYNT2011

SYNTEL, INC.

525 East Big Beaver Road, Suite 300

Troy, Michigan 48083

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON TUESDAY, JUNE 7, 2011

Solicitation of Proxies

This proxy statement and the proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Syntel, Inc. (“Syntel”) to be used at Syntel’s 2011 Annual Meeting of Shareholders. The proxy is your vote as a shareholder of Syntel on the matters presented at the Annual Meeting. The Annual Meeting will be held at Syntel’s offices located at 525 East Big Beaver Road, Suite 300, Troy, Michigan, on Tuesday, June 7, 2011, at 10:00 a.m. We expect this proxy statement, the proxy, the annual report, and a Notice of Internet Availability of Proxy Materials (“Notice”) to be first made available to shareholders on or about April 28, 2011.

Syntel will pay the entire cost of soliciting proxies. Syntel will arrange with brokerage houses, nominees, custodians, and other fiduciaries to send proxy soliciting materials to beneficial owners of the Syntel’s common stock (“Common Stock”) at Syntel’s expense.

General Voting Information

Only holders of record of Syntel’s Common Stock at the close of business on April 12, 2011 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were 41,744,229 shares of Common Stock issued and outstanding. The presence, either in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting. Each shareholder will be entitled to one vote, in person or by proxy, for each share of Common Stock held in the shareholder’s name on the Record Date on any matter submitted to a vote of shareholders at the Annual Meeting. Abstentions and votes withheld by brokers on proposals in the absence of instructions from beneficial owners (“broker non-votes”) will be counted as present at the Annual Meeting to determine whether a quorum exists.

Voting by Shareholders of Record and Beneficial Owners

Shareholders whose shares are registered directly with Syntel’s transfer agent are considered, with respect to those shares, to be the shareholder of record. Syntel’s transfer agent is sending the Notice directly to shareholders of record. Shareholders of record have the right to vote online, vote by telephone, submit a proxy directly to Syntel’s transfer agent, or to vote in person at the Annual Meeting. Shareholders whose shares are held in a brokerage account, or by another nominee, are considered the beneficial owners of shares held in “street name.” Notices for these shareholders are being forwarded to beneficial owners, together with a voting instruction card. Beneficial owners have the right to direct their broker, trustee, or nominee as to how to vote and also are invited to attend the Annual Meeting. Since a beneficial owner is not the shareholder of record, he or she may not vote these shares in person at the Annual Meeting without a proxy from the broker, trustee, or nominee that holds the shares, giving the beneficial owner the right to vote the shares at the meeting. The broker, trustee, or nominee of each beneficial owner will provide voting instructions for use in directing the broker, trustee or nominee how to vote these shares.

Submitting Proxies or Voting Instructions

Record holders may submit proxies by following the Internet voting instructions provided in the Notice. Beneficial owners may vote by accessing the Internet Web site specified in the voting instructions provided by their brokers, trustee, or nominees. Record and beneficial holders who request printed proxy materials may vote by mail, online, or telephone by following the instructions in the proxy materials that will be sent to them.

Voting of Proxies

Shares of Common Stock represented by proxies received in time for voting at the Annual Meeting will, unless such proxy has previously been revoked, be voted in accordance with the instructions indicated thereon. In the absence of specific instructions to the contrary, the persons named in the proxy intend to vote all proxies received by them FOR each of the director nominees in proposal 1, FOR proposals 2 and 4, and for the option of “THREE YEARS” or “3 Yrs” as set forth in the Notice and proxy.

Revoking a Proxy

Shareholders may change their vote at any time prior to the vote at the Annual Meeting. Record holders may accomplish this by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to Syntel’s Corporate Secretary prior to the Annual Meeting, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, in and of itself, cause a previously granted proxy to be revoked. Beneficial owners may change their vote by submitting new voting instructions to their broker, trustee, or nominee. Alternatively, if the beneficial owner has obtained a proxy from his or her broker or nominee giving the beneficial owner the right to vote the shares, he or she can do so by attending the meeting and voting in person. If you decide to send your written notice of revocation or later-dated proxy to Syntel before the Annual Meeting, please send it to the attention of the Chief Administrative Officer, Syntel, Inc., 525 East Big Beaver Road, Suite 300, Troy, Michigan 48083 so that it will arrive before June 7, 2011.

PROPOSAL 1. ELECTION OF DIRECTORS

Under Syntel’s Restated Articles of Incorporation, as amended, all of the members of Syntel’s Board of Directors are elected each year to hold office for a one year term and until their successors are duly elected and qualified. There are currently seven members of the Board, all of whom have been nominated to be elected at this year’s Annual Meeting.

Each director elected will serve a one year term ending at Syntel’s 2012 Annual Meeting of Shareholders. The nominees named below were recommended for nomination for election at this Annual Meeting of Syntel’s shareholders by the Board’s Nominating and Corporate Governance Committee and nominated by the full Board of Directors. Except where the authority to do so has been withheld, it is the intention of the persons named in the proxy provided with this proxy statement to vote to elect the nominees named below as directors.

The seven nominees receiving the highest number of votes cast at the Annual Meeting in person or by proxy will be elected as directors. Shares not voted (whether by abstention, broker non-votes, or otherwise) have no effect on the election. Valid proxies received by Syntel will be voted in favor of the seven director nominees listed below unless a contrary choice is indicated. In case any nominee is unable or declines to serve, proxies will be voted for another person designated by the Board of Directors to replace the nominee. However, the Board of Directors does not anticipate this will occur. For the 2011 Annual Meeting of Shareholders, each proxy may be voted for no more than seven director nominees.

Information concerning the nominees for election, with respect to age and positions with Syntel or other principal occupations for the past five years, follows. All nominees have extensive business and senior management experience and together represent a group of individuals with skills and experience in those areas Syntel considers to be the most critical to its business and prospects, including knowledge of and experience in the information technology industry, operations, finance, sales, and general enterprise management.

Paritosh K. Choksi, age 58, is Executive Vice President, Chief Operating Officer, Chief Financial Officer and a director of ATEL Capital Group, a financial services management company headquartered in San Francisco, California, and has served in those capacities since April 2001. Mr. Choksi has served as a director of Syntel since August 1997. Mr. Choksi has also been named the Lead Director of the Board of Directors and in that capacity chairs the Board of Directors in the absence of the Chairman of the Board and also chairs the executive sessions of the independent members of the Board of Directors. In nominating Mr. Choksi, the Board considered his significant experience in management, corporate governance, and finance as a chief financial officer with three companies, including experience with start-ups and going public. The Board believes that Mr. Choksi’s experience enables him to provide strength in management, corporate governance, compensation, strategy, and finance.

Bharat Desai, age 58, is a co-founder of Syntel and serves as its Chairman of the Board. He has been a director of Syntel since its formation in 1980. Mr. Desai has served as the Chairman of Syntel’s Board of Directors since February 1999 and also served as Syntel’s Chief Executive Officer from its formation in April 1980 until February 2009 and as Syntel’s President from its formation until December 2006. Mr. Desai is the spouse of Ms. Sethi. In nominating Mr. Desai, the Board considered that, as well as being a founder of Syntel, Mr. Desai has long term experience in the information technology industry. The Board believes that Mr. Desai’s experience as the Chairman and as the former Chief Executive Officer and President of Syntel enables him to provide strategic vision for Syntel’s growth, as he has since its establishment in 1980, as well as a wealth of institutional knowledge.

Thomas Doke, age 55, previously served as the Executive Vice President and Chief Financial Officer of Dematic Corp., USA (formerly Siemens Logistics & Assembly Systems, Inc.) from August 2004 to September 2009. Mr. Doke has served as a director of Syntel since August 2009. In nominating Mr. Doke, the Board considered his significant experience in management and corporate governance and in finance as a chief financial officer. The Board believes that Mr. Doke’s extensive experience with a service and operations company enables him to provide strength in operations, strategy, corporate governance, and finance.

Rajesh Mashruwala, age 59, previously served as the Executive Vice President and Chief Operating Officer of TIBCO Software Inc., a software design and implementation company headquartered in Palo Alto, California, from January 1995 until February 2008. Mr. Mashruwala has served as a director of Syntel since June 2010. In nominating Mr. Mashruwala, the Board considered his sales, marketing, engineering management, and leadership experience in the software industry as well as his experience with mergers and acquisitions and research and development. Mr. Mashruwala also holds three patents. The Board believes that Mr. Mashruwala’s experience enables him to provide strength and insight in brand development, sales and marketing, research and development, management, and corporate governance.

George R. Mrkonic, Jr., age 58, previously served as the Vice Chairman of Borders Group, Inc., a retailer of books, music, and educational entertainment media products headquartered in Ann Arbor, Michigan, from December 1994 until January 2002. Mr. Mrkonic is also a director of Autozone, Inc., Brinker International, Inc., and Pacific Sunwear. Mr. Mrkonic was previously a director of Borders Group, Inc., Guitar Center, Inc. and Nashua Corporation. Mr. Mrkonic has served as a director of Syntel from August 1997 until June 2007 and since June 2009. In nominating Mr. Mrkonic, the Board considered his significant experience in management and as a director of other public companies in a variety of industries, including retail and manufacturing. The Board believes that Mr. Mrkonic’s experience enables him to provide strength in strategy, finance, public company corporate governance, and management.

Prashant Ranade, age 58, has served as the Chief Executive Officer and President of Syntel since February 2010. Previously, Mr. Ranade served as the President and Chief Executive Officer of Siemens Group Logistics and Assembly Systems, NA (currently Dematic Corp.), a company that is principally involved in material handling logistics and automation, from May 2003 to November 2006. Mr. Ranade served on the board of directors at Dematic until July 2007. Mr. Ranade has served as a director of Syntel since June 2007. In nominating Mr. Ranade, the Board considered his senior management and chief executive officer experience in the automation/manufacturing, technology, healthcare, and supply chain/logistics domains of global businesses. The Board believes that Mr. Ranade’s experience enables him to provide strength in strategy, leadership development, sales and marketing, and operations management.

Neerja Sethi, age 56, is a co-founder of Syntel and has served as Vice President, Corporate Affairs and a director since Syntel’s formation in 1980. Ms. Sethi is the spouse of Mr. Desai. In nominating Ms. Sethi, the Board considered her extensive experience in the information technology industry and, as a founder of Syntel, her involvement in and knowledge of Syntel’s development since its formation in 1980. The Board believes that Ms. Sethi’s experience enables her to provide strength in strategy, general management, and personnel and also a high degree of institutional knowledge.

Board Recommendation

The Board recommends that you vote FOR the election of the nominees listed above.

Board Independence

The Board of Directors has determined that Messrs. Choksi, Doke, Mrkonic, and Mashruwala, constituting a majority of the Board of Directors, have no material relationships with Syntel (either directly or as a partner, shareholder or officer of an organization that has a relationship with Syntel) and are independent as determined in accordance with the director independence standards of the National Association of Securities Dealers (“NASD”), in that the director has no relationship which would interfere with his or her exercise of independent judgment in carrying out their responsibilities as a director, and the director independence standards of the Securities and Exchange Commission (“SEC”). In addition, the Board has determined that each member of the Audit, Compensation, and Nominating and Corporate Governance Committees has no material relationship with Syntel (either directly or as a partner, shareholder or officer of an organization that has a relationship with Syntel) and is independent as determined under the NASD and SEC director independence standards.

In making these determinations, the Board of Directors considered a transaction between individual directors reported to the Board by the directors involved. Messrs. Ranade and Choksi have jointly invested in a parcel of real estate, a transaction entered into before Mr. Ranade was appointed as Chief Executive Officer and President of Syntel. The Board of Directors, acting outside the presence of the relevant parties, determined that the transaction would not interfere with Mr. Choksi exercising independent judgment in carrying out his responsibilities as a director.

Board Leadership Structure and Role in Risk Oversight

Bharat Desai serves as Syntel’s Chairman and Prashant Ranade serves as Syntel’s Chief Executive Officer and President. The Board believes that this structure allows Mr. Desai to focus on Syntel’s strategic direction and Mr. Ranade to focus on management of Syntel’s day to day operations, while also allowing them to support each other in those areas. The Board also believes that independent oversight of management is an important component of corporate governance and has appointed Paritosh K. Choksi as Lead Director. Mr. Choksi’s responsibilities include presiding over executive sessions of the Board, where only independent directors are present, and acting as liaison between the independent directors and Messrs. Desai and Ranade. The Board believes that this structure is appropriate and in the best interests of the shareholders as it allows for both strong leadership at the highest level of management and independent oversight.

Syntel’s Board of Directors is responsible for assessing the major risks facing Syntel and reviewing options for their mitigation. The Board works with the leadership team to identify the significant risks to Syntel’s business, discusses and analyses those risks, and determines whether any action is needed to mitigate them. The Board also reviews risk management practices and certain significant risks in the course of its review of corporate strategy, business plans, and other presentations. The Board’s oversight role in this area has not affected its approach to the Board’s leadership structure at least in part due to the level of direct communication between the Board and Syntel employees involved in risk management.

Meetings and Committees of the Board of Directors

The Board of Directors meets regularly, at least once each quarter. During 2010, the Board of Directors held ten meetings. The standing committees established by the Board of Directors are described below.

Audit Committee. The Audit Committee is responsible for, among other things, appointing an independent registered accounting firm to conduct the independent audit of Syntel, periodically reviewing the qualifications of Syntel’s independent auditors, reviewing the scope and results of any audit, and reviewing fees charged by the independent auditors for audit service, non-audit service, and related matters. The Audit Committee met ten times during 2010. The current members of the Audit Committee are Thomas Doke (Committee Chairperson), Paritosh K. Choksi, and George R. Mrkonic, Jr. The Board of Directors has determined that Thomas Doke and Paritosh K. Choksi are “audit committee financial experts” and that each member of the Audit Committee is independent and qualified to serve on the Committee under the NASD listing standards. The Audit Committee is authorized to engage or consult from time to time, as appropriate, at Syntel’s expense, consultants, independent legal counsel, and other experts and advisors it considers necessary, appropriate or advisable in the discharge of its responsibilities. The Audit Committee charter is available on Syntel’s website at www.syntelinc.com on the corporate governance page in the “investors” section of the website.

Compensation Committee. The Compensation Committee develops and monitors the executive compensation policies of Syntel. The Compensation Committee is responsible for the administration of all salary and incentive compensation plans, including bonuses, for the chief executive officer and other executive officers of Syntel. The Compensation Committee also administers Syntel’s Amended and Restated Stock Option and Incentive Plan. The Compensation Committee met eight times during 2010. The current members of the Compensation Committee are Paritosh K. Choksi (Committee Chairperson), Rajesh Mashruwala, and George R. Mrkonic, Jr. The Board of Directors has determined that each member of the Committee is independent under the NASD listing standards. The Compensation Committee is authorized to engage or consult from time to time, as appropriate, at Syntel’s expense, consultants, independent legal counsel and other experts and advisors it considers necessary, appropriate or advisable in the discharge of its responsibilities. The Compensation Committee charter is available on Syntel’s website at www.syntelinc.com on the corporate governance page in the “investors” section of the website.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for identifying and recommending to the Board of Directors nominees, including nominees submitted by shareholders, who are qualified to serve on Syntel’s Board of Directors, to develop and periodically review corporate governance principles for Syntel, and oversee the evaluation of Board members and management. The Nominating and Corporate Governance Committee met four times during 2010. The current members of the Nominating and Corporate Governance Committee are George R. Mrkonic, Jr. (Committee Chairperson), Paritosh K. Choksi, Thomas Doke, and Rajesh Mashruwala. The Board of Directors has determined that each member of the Committee is independent under the NASD listing standards. The Nominating and Corporate Governance Committee is authorized to engage or consult from time to time, as appropriate, at Syntel’s expense, consultants, independent legal counsel and other experts and advisors it considers necessary, appropriate or advisable in the discharge of its responsibilities. The Nominating and Corporate Governance Committee charter is available on Syntel’s website at www.syntelinc.com on the corporate governance page in the “investors” section of the website.

The Nominating and Corporate Governance Committee’s policy with respect to the consideration of director candidates recommended by shareholders is that it will consider such candidates on the same basis as it considers all director candidates. In considering director candidates, the Nominating and Corporate Governance Committee will consider such factors as it deems appropriate to assist in developing a Board and committees that are comprised of experienced and qualified advisors. These factors may include judgment, skill, integrity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board.

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members and management, as well as shareholders. The Nominating and Corporate Governance Committee has retained third party search firms from time to time to identify and evaluate candidates, and the Committee is authorized to continue that practice. Shareholders may propose nominees for consideration by the Nominating and Corporate Governance Committee by submitting the names and supporting information to: Syntel, Inc., 525 East Big Beaver Road, Suite 300, Troy, Michigan 48083, Attn: Chief Administrative Officer.

Meeting Attendance and Shareholder Communications with Directors

During 2010, all current directors attended at least 75% of the meetings of the Board of Directors and the committees on which they served. In 2010, six of the seven then director nominees attended the Annual Meeting of Shareholders in person or by conference line. Mr. Mashruwala was newly nominated to the board of directors and was excused from attending the meeting due to a long-standing conflict with that date. Syntel’s Nominating and Corporate Governance Committee has adopted a policy requiring director attendance at annual shareholder meetings, either in person or by conference line.

Shareholders may send written communications to the Board, committees of the Board, and individual directors by mailing those communications to our Corporate Secretary at Syntel, Inc., 525 East Big Beaver Road, Suite 300, Troy, Michigan 48083, who will forward all such communications to the addressee(s). Shareholders may also communicate with the Board of Directors, or only with the independent directors, by means of the incident reporting process at www.mysafeworkplace.com.

Compensation of Directors

Directors who are also employees of Syntel do not receive any additional compensation for their service as a Director. Directors who are not employees of Syntel are paid annual retainers for the various services they provide. All non-employee directors receive a $45,000 annual retainer as well as $10,000 for attending an annual weeklong conference in India where they visit Syntel facilities and hold in-depth meetings with management members. The Lead Director receives an additional annual retainer of $5,000. The chairperson of the Audit Committee receives an additional annual retainer of $15,000, the chairperson of the Compensation Committee receives an additional annual retainer of $7,500, and the chairperson of the Nominating and Corporate Governance Committee receives an additional annual retainer of $5,000. Directors who serve on committees but are not the chairperson receive additional annual retainers of $5,000 for serving on the Audit Committee, $2,500 for serving on the Compensation Committee, and $1,500 for serving on the Nominating and Corporate Governance Committee.

Each non-employee director receives an annual grant at the time they are elected to the Board of Directors, under Syntel’s Amended and Restated Stock Option and Incentive Plan, of restricted stock units valued at $80,000, prorated for a partial year if the director is appointed between annual shareholder meetings. The number of shares issued to each such director is determined by dividing $80,000, or the prorated amount, by the closing price of Syntel’s common stock on the day of the annual shareholder meeting or the day the director was first appointed. These restricted shares vest on the date of the next annual shareholder meeting after their issuance. Each new director is also entitled to receive a share of restricted stock for each share of Syntel stock purchased within 60 days of the first time they are appointed or first elected to the Board of Directors, up to a maximum of 5,000 shares. The 60 day period is extended if Syntel has in place a restriction on insiders purchasing Syntel stock during that period. The restricted shares received upon purchasing this stock vest in their entirety on the third anniversary of the appointment or election of the director provided that the director has also retained through that third anniversary date all of the shares purchased to entitle him or her to the matching grant.

Director Compensation Table

The following table provides summary information concerning the compensation for the 2010 fiscal year of Syntel’s directors who are not executive officers named in the “Summary Compensation Table” below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)

Paritosh K. Choksi	66,042	79,995	146,037

Thomas Doke	61,583	250,945	312,528

Rajesh Mashruwala (2)	34,167	303,395	337,562

George R. Mrkonic, Jr.	56,375	79,995	136,370

Vasant Raval (3)	12,500	-0-	12,500

Neerja Sethi (4)	-0-	-0-	-0-

(1)	These amounts represent the aggregate grant date fair value of awards granted during the year, computed in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”). The assumptions used in this valuation are disclosed in Note 12 to Syntel’s audited financial statements for the fiscal year ended December 31, 2010, included in Syntel’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. These amounts reflect Syntel’s accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the named director. The aggregate numbers of shares of Common Stock issued as restricted stock awards and outstanding at December 31, 2010 were: Paritosh K. Choksi, 2,302; Thomas Doke, 7,302; Rajesh Mashruwala, 7,302; and George R. Mrkonic, Jr., 2,302.
(2)	Mr. Mashruwala was elected to the Board of Directors at the Annual Meeting of Shareholders on June 3, 2010. The amounts given in the table reflect fees paid and stock granted during the partial year of service.
(3)	Mr. Raval resigned from the Board of Directors in 2010. The amounts given in the table reflect fees paid during the partial year of service.
(4)	As an employee director Ms. Sethi does not receive any compensation for serving on Syntel’s Board of Directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy

The Compensation Committee of our Board of Directors (the “Committee”) oversees and administers executive compensation. The Committee operates under a written charter adopted by our Board of Directors and is comprised entirely of independent, non-employee directors. The Committee has the authority to engage its own independent advisor to assist in carrying out its responsibilities under its charter.

The Compensation Committee has designed the executive compensation program to:

•	Provide rewards based on company and individual performance.

•	Provide compensation that is competitive in order to attract, retain and motivate the best possible executive talent.

•	Provide an incentive to create long-term shareholder value.

Main Elements of Compensation

Base Salary

Base salary is an important part of an executive’s compensation, and the Compensation Committee reviews each executive officer’s base salary annually as well as at the time of a promotion or other change in responsibility. Any salary adjustments are usually approved early in the year, effective as of January 1. The specific amount for each executive officer depends on the executive’s role with Syntel, scope of responsibilities, experience and skills. Market practices are also considered in setting salaries. Base salaries are intended to assist us in attracting executives and recognizing differing levels of responsibility and contribution among executives.

Short Term Incentive Plan (“STIP”)

In addition to base salary, annual cash bonuses are another important piece of total compensation for our executives. Annual bonus opportunities are intended to support the achievement of our business strategies by tying a meaningful portion of compensation to the achievement of established objectives for the year. These objectives are discussed in more detail later in this Compensation Discussion and Analysis. Annual bonus opportunities also are a key tool in attracting executives due to their market prevalence, and they add a variable component to our overall compensation structure.

Long Term Incentive Plan (“LTIP”)

The LTIP provides for the payment of equity and/or non-equity awards and is considered by the Committee on an annual basis. The LTIP is a key element of the total compensation program for our named executive officers. It is intended to drive the creation of long term value for shareholders, to avoid only short term focus by our named executive officers and to attract and retain executives capable of effectively executing our business strategies

Determining Executive Compensation

The Committee receives a significant amount of information and input as a reference and in support of its decision making. The Committee uses publicly available data and outside consultants in determining executive compensation. Some data regarding executive compensation in the United States was provided by Fred Cook & Associates. Each consultant reports directly to the Committee and the Committee determines the consultant’s scope of work and fees. The use of an independent consultant provides additional assurance that Syntel’s executive compensation is reasonable and consistent with Syntel’s objectives.

Although the Committee reviews the compensation practices of our peer companies, the Committee does not adhere to strict formulas or comparisons with Market Data to determine the total compensation or mix of compensation elements. Instead, as described below, the Committee collectively considers various factors in exercising its discretion to determine overall compensation, including the experience, responsibilities and performance of individuals as well as Syntel’s overall financial performance. The Committee believes that each compensation package in its totality achieves the above three elements of its compensation program and that this flexibility is important in designing compensation arrangements to attract, retain and motivate executives.

The publicly available data, peer group analysis, consultant information and other data represent “Market Data” when referenced throughout this Compensation Discussion and Analysis.

Fred Cook & Associates provided survey data regarding executive compensation for the Chief Legal Officer position based in the United States against an aggregate of unnamed companies participating in a compensation survey. Results of the survey were interpolated to provide compensation data for companies with similar annual revenue.

At the beginning of each year the Committee uses Market Data and its own evaluation of local market conditions, the experience and responsibilities of individual executive officers, and the perceived risk of an individual executive officer accepting alternative employment to set executive compensation for that year. The STIP is payable based upon achievement of corporate and individual financial and non-financial goals set by the Committee. The Committee may put in place a Long Term Incentive Plan (“LTIP”) in any year. The LTIP put in place in 2010 provided for payment of equity with an objective of creating long term value for our named executive officers while focusing on achieving our long term business strategies.

The overall compensation packages for executive officers are targeted to be competitive in markets in which we compete for executive talent in order to attract, retain and motivate the best possible executive talent. However, the Committee also takes into account local market conditions, the experience and responsibilities of individual executive officers and the perceived risk of an individual executive officer accepting alternative employment in setting base salaries, STIP and LTIP. After review of Market Data and after consultation with outside consultants, the Committee believes that the compensation for the Chief Executive Officer must be significantly higher than the next highest paid named executive officer in order to reflect the greater responsibilities given and demands upon the Chief Executive Officer and to achieve the three goals of the executive compensation program identified at the start of this Compensation Discussion and Analysis.

The Committee believes that the target value of the STIP payable to the named executive officers at 100% of targeted performance should be between 25% and 35% of base pay to incent proper focus on targeted performance. The Committee approved only the grant of restricted stock awards towards LTIP in 2010. The grant size was determined based on input from the 2010 Chief Executive Officer and President, market survey data, and consideration of earnings.

The Committee approves the awards under the STIP consistent with the achievement of the applicable goals. The Committee does on occasion make exceptions to payment in strict accordance with achievement of goals based on unusual or extraordinary circumstances. Executive officers must be on the payroll of the company at the time of disbursement of the STIP and the LTIP to be eligible for payment under these plans.

Base Salary

In reviewing base salaries for named executive officers, the Committee considered local market conditions, Market Data, the named executive officer’s experience and responsibilities, the perceived risk of having to replace the named executive officer and the fact that the named executive officers for 2010 had satisfactorily performed against their prior year individual objectives. Other than for Mr. Desai and Mr. Murugesh as detailed below, the Committee increased each named executive officer’s base salary from the prior year level.

Mr. Desai as Chairman had a 2009 base salary of $250,000. While the Committee determined that the base salary of Mr. Desai in 2009 was below the 2010 compensation it would otherwise recommend, Mr. Desai as the largest Syntel shareholder declined to accept any increase in base salary for 2010.

Mr. Keshav Murugesh served as Chief Executive Officer and President until February 1, 2010. There was no increase in base salary of $291,538 in 2010.

Mr. Prashant Ranade joined as Chief Executive Officer and President from February 1, 2010 with a base salary of $504,712.

Mr. Arvind Godbole as Chief Financial Officer had his base salary revised to $115,081 for 2010.

Mr. Daniel Moore as Chief Administrative Officer, General Counsel and Secretary had his base salary revised to $262,000 for 2010.

Mr. Rakesh Khanna as President, Banking and Finance Business Unit Head had his base salary revised to $197,282 for 2010.

Mr. Anil Jain as Senior Vice President, Insurance Business Unit Head, had his base salary revised to $210,000 for 2010.

STIP

In 2010, the Committee put in place a STIP that provided for cash compensation based upon targeted performance for fiscal year 2010. The Committee believes that the named executive officers must work as a team and focus primarily on company goals rather than solely on individual goals. The Committee believes that enhancing the long term value of the company requires increased revenue, improved contribution and increased EPS. Finally the Committee believes it must also reward and encourage individual performance and assigned 20% of the STIP to individual objectives. Therefore, the Committee assigned 50% of the STIP to company revenue and 30% to EPS goals for all named executive officers other than Business Unit heads. For Business Unit heads, the committee assigned 20% of the STIP towards Business Unit revenue target, 40% towards improved contribution of the Business Unit, 20% towards EPS and 20% towards individual objectives.

The Committee considered local market conditions, Market Data, the named executive officer’s experience and responsibilities, and the perceived risk of having to replace the named executive officer in determining the 2010 STIP for named executive officers.

For 2010, Mr. Desai citing the fact that he was the largest Syntel shareholder declined to accept any STIP.

The Committee set Mr. Ranade’s target 2010 STIP at $252,356 for 100% achievement of objectives. The Committee assigned 50% of the target amount to GAAP Revenue performance, 30% to company EPS performance and 20% for individual qualitative objectives set by the Board. For 100% payout, the revenue and EPS targets were determined as $455 million and $2.18 respectively. To earn an additional second 100% of the STIP base amount, a revenue target of $470 million and an EPS target of $2.38 was set. To earn an additional third 100% of the STIP amount, a revenue target of $495 million and an EPS of $2.53 was set. Based on actual performance against individual objectives, Mr. Ranade earned 100% of the total 20% of the STIP assigned to his individual objectives. Since the revenue for 2010 was $ 532.1 Million and EPS was $2.73, Mr. Ranade earned 300% of his STIP amount.

The Committee set Mr. Godbole’s target 2010 STIP at $38,360 for 100% achievement of objectives. The Committee assigned 50% of the target amount to GAAP Revenue performance, 30% to company EPS performance and 20% for individual objectives pertaining to such items as Lean initiatives, risk mitigating initiatives, tax refunds, and finance and tax compliance. For 100% payout, the revenue and EPS targets were determined as $455 million and $2.18 respectively. To earn an additional second 100% of the STIP base amount, a revenue target of $470 million and an EPS target of $2.38 was set. To earn an additional third 100% of the STIP amount, a revenue target of $495 million and an EPS of $2.53 was set. Based on actual performance against individual objectives Mr. Godbole earned 100% of the total 20% of the STIP assigned to his individual objectives. Since the revenue for 2010 was $ 532.1 Million and EPS was $2.73, Mr. Godbole earned 300% of his STIP amount.

The Committee set Mr. Moore’s target 2010 STIP at $87,000 for 100% achievement of objectives. The Committee assigned 50% of the target amount to GAAP Revenue performance, 30% to company EPS performance and 20% for individual objectives pertaining to Lean initiatives, global compliance, litigation management and administrative duties assigned by the Chief Executive Officer. For 100% payout, the revenue and EPS targets were determined as $455 million and $2.18 respectively. To earn an additional second 100% of the STIP base amount, a revenue target of $470 million and an EPS target of $2.38 was set. To earn an additional third 100% of the STIP amount, a revenue target of $495 million and an EPS of $2.53 was set. Based on actual performance against individual objectives Mr. Moore earned 100% of the total 20% of the STIP assigned to his individual objectives. Since the revenue for 2010 was $532.1 Million and EPS was $2.73, Mr. Moore earned 300% of his STIP amount.

The Committee set Mr. Khanna’s target 2010 STIP at $65,761 for 100% achievement of objectives. The Committee assigned 20% of the STIP towards Banking and Financial Services Business Unit revenue target, 40% towards improved contribution of the Business Unit, 20% towards EPS and 20% towards individual qualitative objectives which included Lean initiatives, delivery excellence, customer satisfaction and employee satisfaction scores. For 100% payout, the Business Unit revenue, improved contribution and EPS targets were determined as $174.5 million, $64.7 million and $2.18 respectively. To earn an additional second 100% of the STIP base amount, a revenue target of 104% of the Business Unit revenue target was set. To earn an additional third 100% of the STIP amount, a revenue target for new business of $7.25 million for the Business Unit was set. Based on actual performance against individual objectives Mr. Khanna earned 100% of the total 20% of the STIP assigned to his individual objectives. Since the revenue for the Business Unit for 2010 was $ 225.7 million, improved contribution was $76.9 million, EPS was $2.73 and new business achievement was $8.3 million, Mr. Khanna earned 300% of his STIP amount.

The Committee set Mr. Jain’s target 2010 STIP at $110,000 for 100% achievement of objectives. The Committee assigned 20% of the STIP towards Insurance Business Unit revenue target, 40% towards improved contribution of the Business Unit, 20% towards EPS and 20% towards individual qualitative objectives which included Lean initiatives, delivery excellence, customer satisfaction and employee satisfaction scores. For 100% payout, the revenue, improved contribution and EPS targets were determined as $87.5 million, $35.7 million and $2.18 respectively. To earn an additional second 100% of the STIP base amount, a revenue target of 104% of the Business Unit revenue target was set. To earn an additional third 100% of the STIP amount, a revenue target for new business of $3.75 million for the Business Unit was set. Based on actual performance against individual objectives Mr. Jain earned 100% of the total 20% of the STIP assigned to his individual objectives. Since the revenue for the Business Unit for 2010 was $ 91.3 million, improved contribution was $34.7 million, EPS was $2.73 and new business achievement was $3.91 million, Mr. Jain earned 260% of his STIP amount.

LTIP

In 2010, the Committee put in place an LTIP that provided grants of restricted stock awards to the named executive officers. The Committee believes that creating long term value is the key to retention of senior talent to meet the long term goals of the organization.

Mr. Desai citing the fact that he was the largest Syntel shareholder declined to accept the LTIP.

Individual restricted stock awards, for each of the named executive officers are detailed in the Grants of Plan Based Awards Table.

Stock Ownership Requirements

The Committee encourages meaningful stock ownership by Syntel’s executive officers so as to align their interests more closely with the stockholders’ interest. In 2005, the Committee approved the Executive Stock Ownership Requirements Plan for executive officers.

“Stock Ownership” is defined to include all non-restricted and restricted stock owned by the officer directly. The minimum share ownership requirement for executive officers other than the President is 4,000 shares to be achieved within three years of the appointment as an executive officer. The minimum share ownership requirement for the President is stock worth three times the President’s base salary to be achieved within three years of the appointment as President.

Stock ownership levels must be maintained as long as the executive officer is employed by Syntel and is an executive officer. The Committee reviews the executive officers’ progress toward and compliance with the share ownership requirements on an annual basis.

As of December 31, 2010, all executive officers had met applicable stock ownership requirements.

Retirement Plans

The retirement plans available to executive officers are the same plans, a self-funded 401(k) plan for U.S.-based employees with no company match and a government mandated retirement plan for India-based employees, available to all other employees.

Health and Welfare Benefits

The health and welfare plans provided to the executive officers are the same plans available to all other employees.

D&O Liability Insurance Policy

All directors and officers, including the executive officers, are covered by directors’ and officers’ liability insurance maintained by Syntel.

Certain Other Benefits

Syntel provided perquisites to certain executive officers in 2010 as summarized below.

A. A car and driver were provided to Keshav Murugesh, Prashant Ranade and Arvind Godbole.

B. Professional association dues were paid for Daniel Moore.

C. Syntel provided housing for Prashant Ranade for a certain period.

C. Certain telephone expenses were reimbursed to Keshav Murugesh, Prashant Ranade, Arvind Godbole and Rakesh Khanna.

D. Syntel paid the annual insurance premiums for Keshav Murugesh, Prashant Ranade, Rakesh Khanna and Arvind Godbole for death coverage under a group personal accident policy and for death coverage under a group term life insurance policy and for Daniel Moore for death coverage under an individual term life policy.

Tax and Accounting Implications

Deductibility of Executive Compensation

Syntel ordinarily seeks to provide performance-based compensation that allows for maximum deductibility under Section 162(m) of the Internal Revenue Code of 1986 (the “Tax Code”) and related regulations. The Tax Code places a limit of $1 million on the amount of compensation that can be deducted for tax purposes for the named executive officers listed in the Summary Compensation Table. However, tax deductibility is only one of the factors that are considered in any final decision regarding executive compensation. In order to best serve Syntel and the interests of its stockholders, Syntel may determine that payment of non-deductible compensation is necessary and appropriate to provide awards consistent with the overall philosophy and objectives of the compensation program. Also, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m), no assurance can be given that compensation intended by Syntel to satisfy the requirements for deductibility under Section 162(m) will in fact do so.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, Syntel began accounting for stock-based payments under the Equity Incentive Plan in accordance with the requirements of FASB Statement 123(R).

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis presented in this proxy statement with management. Based on its review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in Syntel’s Annual Report on Form 10-K for the year ended December 31, 2010.

This report is submitted by the Compensation Committee of the Board of Directors.

PARITOSH K. CHOKSI, CHAIRPERSON

RAJESH MASHRUWALA

GEORGE R. MRKONIC, JR.

Summary Compensation Table

The following table provides summary information concerning the compensation during the last three fiscal years of those serving as Syntel’s Chairman, Chief Executive Officer, and Chief Financial Officer during the 2010 fiscal year and of the three other most highly compensated executives of Syntel for the 2010 fiscal year (“named executive officers” or individually “named executive officer”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (2)	All Other Compensation ($)		Total ($)

Bharat Desai	2010	250,000	—	—	—	—	—	—		250,000
Chairman	2009	256,602	—	—	—	—	—	1,860		258,462
	2008	300,000	—	—				7,924		307,924

Prashant Ranade	2010	424,997	36,424	3,449,000	—	708,239	8,956	152,008	(5)	4,779,624
Chief Executive Officer and President (3)(4)	2009	—	—	77,206	—	—	—	52,500	(6)	129,706
	2008	—	—	143,453	—	—	—	56,250	(6)	199,703

Keshav Murugesh	2010	65,072	—	—	—	—	—	882	(8)	65,954
Former Chief Executive Officer and President (3)(7)	2009	284,418	—	—	—	—	—	13,590		298,008
	2008	310,762	—	464,560	—	231,378	—	15,258		1,021,958

Arvind Godbole	2010	89,995	7,952	344,900	—	155,594	14,610	18,252	(9)	631,303
Chief Financial Officer and Chief Information Security Officer (3)	2009	72,596	6,433	—	—	58,462	—	17,055		154,546
	2008	82,032	7,157	172,810	—	94,175	—	18,370		374,544

Rakesh Khanna	2010	178,110	14,635	344,900	—	263,376	14,610	6,859	(10)	822,490
President, Business Unit – Banking and Finance (3)	2009	146,505	12,071	—	—	100,575	—	6,489		265,640
	2008	165,241	13,636	78,550	—	211,082	—	6,232		474,741

Anil Jain	2010	210,000	—	172,450	—	286,000	—	—		668,450
Senior Vice President, Insurance Business Unit Head	2009	190,000	—	—	—	83,600	—	—		273,600
	2008	190,000	—	78,550	—	180,400	—	3,936		452,886

Daniel M. Moore	2010	262,200	—	86,225	—	261,000	—	7,305	(11)	616,730
Chief Administrative Officer, General Counsel and Secretary	2009	255,185	—	—	—	99,333	—	5,350		359,868
	2008	255,177	—	94,260	—	126,400	—	4,450		480,287

(1)	These amounts represent the aggregate grant date fair value of awards granted during the year, computed in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”). The assumptions used in this valuation are disclosed in Note 12 to Syntel’s audited financial statements for the fiscal year ended December 31, 2010, included in Syntel’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. These amounts reflect Syntel’s accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the named executive officers.
(2)	The amount in this column represents the aggregate change in the actuarial present values during the fiscal year of each named executive officer’s accumulated benefits under a pension fund for Syntel’s India based employees.

(3)	Other than the calculation of stock awards and option awards, the amounts given for Messrs. Khanna, Godbole, Murugesh, and Ranade were converted from Indian rupees. For purposes of the disclosures throughout this proxy statement, Indian rupees were converted to U.S. dollars by using the quarterly income statement rate used for GAAP reporting for the applicable month. The reduction in the amount of salary in 2009 as against 2008 is due to the depreciation of the Indian rupee in 2009 and payments for cancelled managed time off in 2008.
(4)	Mr. Ranade was appointed Chief Executive Officer and President on February 2, 2010. Prior to that date Mr. Ranade was a director of Syntel but not an employee. The payments shown for 2009 and 2008 represent fees he received from Syntel as a non-employee director.
(5)	Represents perquisites of $152,008 that consist of relocation costs reimbursement of $125,327, providing a car and driver of $14,196, providing housing costs of $9,529, telephone expense reimbursement of $820, club dues of $168, a contribution to the Priyas Fund on his behalf of $188, and $1,780 in premiums for accidental death and life insurance coverage.
(6)	Represents director fees paid in cash.
(7)	Mr. Murugesh resigned from Syntel on February 1, 2010.
(8)	Represents perquisites of $882 that consist of the cost of providing a car and driver of $678, a contribution to the Priyas Fund on his behalf of $34, and $170 in premiums for accidental death and life insurance coverage.
(9)	Represents perquisites of $18,252 that consist of the cost of providing a car and driver of $16,429, telephone expense reimbursement of $753, a contribution to the Priyas Fund on his behalf of $205, and $865 in premiums for accidental death and life insurance coverage.
(10)	Represents perquisites of $6,859 that consist of the cost of providing a car and driver of $4,175, telephone expense reimbursement of $1,088, meal vouchers of $526, a contribution to the Priyas Fund on his behalf of $205, and $865 in premiums for accidental death and life insurance coverage.
(11)	Represents perquisites of $7,305 that consist of $5,900 in life insurance premiums and $1,405 in payments for membership in professional organizations.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth sets forth information for each of the named executive officers as to grants of non-equity and equity plan awards in 2010.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)(2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Threshold ($)	Target ($)	Maximum ($)

Bharat Desai	—	—	—	—	—	—

Prashant Ranade	1/1/10	—	230,463	691,389	—	—
	5/17/10	—	—	—	100,000	3,449,000

Keshav Murugesh	—	—	—	—	—	—

Arvind Godbole	1/1/10	—	38,373	115,118	—	—
	5/17/10	—	—	—	10,000	344,900

Rakesh Khanna	1/1/10	—	65,782	197,346	—	—
	5/17/10	—	—	—	10,000	344,900

Anil Jain	1/1/10	—	110,000	330,000	—	—
	5/17/10	—	—	—	5,000	172,450

Daniel M. Moore	1/1/10	—	91,750	275,250	—	—
	5/17/10	—	—	—	2,500	86,225

(1)	Set forth are estimated future payouts under the STIP (granted effective 1/1/10). “Threshold” and “Target” amounts are the same under the STIP.
(2)	The amounts given for Messrs. Godbole, Jain, Khanna, and Ranade were converted from Indian rupees.
(3)	This column reports the number of shares of restricted stock units granted under Syntel’s Amended and Restated Stock Option and Incentive Plan to each of the named executive officers on the applicable dates. The restricted stock units vest 25% on each of the first four anniversary dates of the grant.
(4)	This column reports the grant date fair value of each equity award granted in 2010 computed in accordance with ASC 718.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)

Bharat Desai	—		—	—		—

Prashant Ranade	100,000	(2)	4,780,000	—		—

Keshav Murugesh	—		—	—		—

Arvind Godbole	200	(3)	9,560	—		—
	1,200	(4)	57,360	—		—
	2,750	(5)	131,450	—		—
	10,000	(2)	478,000	—		—

Rakesh Khanna	—		—	1,950	(6)	93,210
	400	(4)	19,120	—		—
	1,250	(5)	59,750	—		—
	10,000	(2)	478,000	—		—

Anil Jain	—		—	1,950	(6)	93,210
	800	(4)	38,240	—		—
	1,250	(5)	59,750	—		—
	5,000	(2)	239,000	—		—

Daniel M. Moore	—		—	260	(7)	12,428
	800	(4)	38,240	—		—
	1,500	(5)	71,700	—		—
	2,500	(2)	119,500	—		—

(1)	The dollar value of the unvested shares of restricted stock reported in the preceding column valued at the closing price of Syntel common stock on December 31, 2010, which was $47.80 per share.
(2)	These stock unit awards were granted on May 17, 2010, and will vest in four equal installments on May 17, 2011, May 17, 2012, May 17, 2013, and May 17, 2014.
(3)	These stock awards were granted on September 11, 2006, and will vest on September 11, 2011.
(4)	These stock awards were granted on August 10, 2007, and will vest in two equal installments on August 10, 2011 and August 10, 2012.
(5)	These stock awards were granted on August 4, 2008, and will vest in two equal installments on August 4, 2011 and August 4, 2012.
(6)

These restricted stock grants were granted on July 1, 2006 and are performance restricted stock grants divided in a pre-defined proportion with the vesting (lifting of restriction) of one portion based on Syntel’s overall annual performance and the vesting of the other portion based on the achievement of pre-defined long term goals of Syntel (“Performance Restricted Stock”). These stocks vest over a period of five years (at each anniversary) in equal installments, subject to meeting the pre-defined criteria of overall annual performance and achievement of the long-term goal. The restricted stock linked to overall annual performance lapses (reverts to Syntel) on non-achievement of the overall annual performance in the given year. However, the stock linked to achievement of the long term goal rolls over into a common pool and lapses only on the non-achievement of the long term goal on or prior to the end of fiscal year 2012.

(7)	These restricted stock grants were granted on October 1, 2006 and vest according to the description for Performance Restricted Stock given in footnote 6 immediately above.

2010 OPTION EXERCISES AND STOCK VESTED

The Table below shows the number of shares of Syntel Common Stock acquired during 2010 upon the exercise of options and the vesting of restricted shares.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)

Bharat Desai	—	—	—	—

Prashant Ranade	—	—	—	—

Keshav Murugesh	39,000	669,626	—	—

Arvind Godbole	—	—	2,175	92,114

Rakesh Khanna	—	—	1,875	70,563

Anil Jain	—	—	2,075	78,851

Daniel M. Moore	—	—	1,290	54,818

(1)	Value Realized on Exercise is calculated by multiplying the number of shares exercised times the sales price minus the option price.
(2)	Value Realized on Vesting is calculated by multiplying the shares vested times the stock closing price on the day of vesting.

Pension Benefits 2010

In accordance with the Payment of Gratuity Act, 1972 of India, Syntel’s Indian subsidiary provides for gratuity, a defined retirement benefit plan (the “Gratuity Plan”) covering eligible employees. The Gratuity Plan provides a lump sum payment to vested employees at retirement, death, incapacitation, or termination of employment, based on the respective employee’s salary and the term of employment.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)

Bharat Desai	—	—	—	—

Prashant Ranade	Gratuity Plan	1	8,956	—

Keshav Murugesh	Gratuity Plan	—	—	7,620	(2)

Arvind Godbole	Gratuity Plan	10	22,477	—

Rakesh Khanna	Gratuity Plan	5	22,477	—

Anil Jain	—	—	—	—

Daniel M. Moore	—	—	—	—

(1)	The gratuity under the Gratuity Plan is restricted to 10,00,000 Indian Rupees or $22,477.
(2)	Paid upon Mr. Murugesh’s resignation from Syntel.

Potential Payments Upon Termination or Change-in-Control

Under the terms of Syntel’s Amended and Restated Stock Option and Incentive Plan (the “Plan”) and the stock option agreements and restricted stock agreements (collectively the “Agreements”) entered into with named executive officers under the Plan, if a named executive officer has a “Change in Position” subsequent to a “Change in Control”, any unvested stock options become fully vested and exercisable in full and may be exercised within three months after the “Change in Position” occurs and the remaining restriction period on any restricted stock granted under the Plan immediately lapses and the shares become fully transferable.

Under the Plan a “Change in Position” is defined to be: (i) involuntary termination of the named executive officer’s employment; or (ii) a significant reduction in the duties, responsibilities, compensation and/or fringe benefits of the named executive officer, or the assignment to the named executive officer of duties inconsistent with the named executive officer’s position (all as in effect immediately prior to a Change in Control), whether or not the named executive officer voluntarily terminates employment as a result.

Under the Plan, a “Change in Control” is defined to be the occurrence of any of the following events that do not involve a person or entity that was a shareholder of Syntel at the time the Plan was adopted: (i) the acquisition of ownership by a person, firm or corporation, or a group acting in concert, of fifty-one percent, or more, of Syntel’s outstanding Common Stock in a single transaction or a series of related transactions within a one-year period; (ii) a sale of all or substantially all of Syntel’s assets to any person, firm or corporation; or (iii) a merger or similar transaction between Syntel and another entity if Syntel’s shareholders do not own a majority of the voting stock of the corporation surviving the transaction and a majority in value of the total outstanding stock of such surviving corporation after the transaction.

The following table sets forth the estimated benefit to the respective named executive officer assuming that the noted event occurred on December 31, 2010 and, where applicable, using the closing price of Syntel’s common stock on December 31, 2010, which was $47.80 per share. While the amounts shown and the assumptions upon which they are based provide reasonable estimates of the amounts that would have been due to the named executive officers in the event that the events noted below had occurred on December 31, 2010, the actual amounts due to the named executive officers upon a triggering event will depend upon the actual circumstances and the then applicable provisions of the Plan and the Agreements.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Name	Benefit	Before Change in Control Change in Position	After Change in Control Change in Position		Voluntary Termination	Death	Disability	Change in Control

Bharat Desai	—	—	—		—	—	—	—

Prashant Ranade	Lapsing of Restrictions on Restricted Stock	—	4,780,000	(2)	—	—	—	—

Keshav Murugesh (1)	Lapsing of Restrictions on Restricted Stock	—	—		—	—	—	—

Arvind Godbole	Lapsing of Restrictions on Restricted Stock	—	676,370	(2)	—	—	—	—

Rakesh Khanna	Lapsing of Restrictions on Restricted Stock	—	650,080	(2)	—	—	—	—

Anil Jain	Lapsing of Restrictions on Restricted Stock	—	430,200	(2)	—	—	—	—

Daniel M. Moore	Lapsing of Restrictions on Restricted Stock	—	241,868	(2)	—	—	—	—

(1)	Mr. Murugesh resigned from Syntel on February 1, 2010, whereupon all restricted stock granted under the Plan still subject to a restriction period was cancelled.
(2)	Represents the aggregate intrinsic value of the lapsing of restrictions on each named executive officer’s restricted stock.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth, with respect to Syntel’s equity compensation plans, (i) the number of shares of common stock to be issued upon the exercise of outstanding options, (ii) the weighted average exercise price of outstanding options, and (iii) the number of shares remaining available for future issuance, as of December 31, 2010.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excludes securities reflected in column (2)) *
Equity compensation plans approved by shareholders	5,473	$5.01	4,605,209
Equity compensation plans not approved by shareholders	—	—	—

TOTAL	5,473	$5.01	4,605,209

*	Includes 3,888,074 shares available for future issuance under Syntel’s Stock Option and Incentive Plan and 717,135 shares available for future issuance under Syntel’s Employee Stock Purchase Plan.

PROPOSAL 2. AN ADVISORY (NON-BINDING) VOTE TO APPROVE THE COMPENSATION PAID TO SYNTEL’S NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that Syntel provide its shareholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. As described in detail in the “Compensation Disclosure and Analysis,” Syntel seeks to provide an incentive to the named executive officers to create long-term shareholder value, provide compensation that is competitive in order to attract, retain, and motivate the best possible executive talent and provide rewards to the named executive officers based on company and individual performance. Please read the “Compensation Discussion and Analysis” above and the related executive compensation disclosures so that you have an understanding of Syntel’s executive compensation philosophy, policies, and practices.

The vote on this proposal is not intended to address any specific element of compensation; rather the vote relates to the compensation of Syntel’s named executive officers as described in this proxy statement. Adoption of this proposal requires the affirmative vote of a majority of the votes cast on the proposal. Shares not voted, whether by marking “Abstain” on the proxy card, by broker non-votes, or otherwise, will have no effect on the outcome of the vote. The vote is advisory, which means that the vote is not binding on Syntel, the Board of Directors, or the Compensation Committee. Valid proxies received by Syntel will be voted in favor of approval of the ratification unless a contrary choice is indicated.

Syntel will present the following resolution at the Annual Meeting: “RESOLVED, that Syntel’s shareholders approve, on an advisory basis, the compensation paid to Syntel’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, in Syntel’s Proxy Statement for the 2011 Annual Meeting of Shareholders.”

Board Recommendation

The Board recommends that you vote FOR the resolution approving the compensation paid to Syntel’s named executive officers.

PROPOSAL 3. AN ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE THE COMPENSATION PAID TO SYNTEL’S NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act also provides that shareholders must be given the opportunity to vote, on a non-binding advisory basis, for their preference as to how frequently Syntel should seek future advisory votes on the compensation of its named executive officers, as disclosed in accordance with the compensation disclosure rules of the SEC. By voting with respect to this Proposal 3, shareholders may indicate whether they would prefer that Syntel conduct future advisory votes to approve the compensation of the named executive officers once every one, two, or three years. Shareholders may also, if they wish, abstain from casting a vote on this proposal. Syntel’s Board of Directors has determined that an advisory vote held every three years to approve the compensation of the named executive officers will allow Syntel the necessary time to consider and respond to the advisory vote and make whatever adjustments, if any, the Board of Directors and its Compensation Committee may consider judicious before returning to the shareholders for another advisory vote.

Adoption of one of the options under this proposal requires the affirmative vote of a majority of the votes cast on the proposal. Shares not voted, whether by marking “Abstain” on the proxy card, by broker non-votes, or otherwise, will have no effect on the outcome of the vote. The vote is advisory, which means that the vote is not binding on Syntel, the Board of Directors, or the Compensation Committee. Shareholders may cast a vote on the preferred voting frequency by selecting the option of one year, two years, three years, or abstaining when voting on this proposal. The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two, or three years or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the recommendation of the Board of Directors. Valid proxies received by Syntel will be voted for the option of “three years” unless a contrary choice is indicated.

Board Recommendation

The Board recommends that you vote for the option of “THREE YEARS” or “3 Yrs”

as the preferred frequency of shareholder votes on executive compensation.

Independent Registered Public Accounting Firm

Crowe Horwath has audited Syntel’s financial statements since July 2004. A representative is expected to be available by conference telephone at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Audit Fees

The following table lists the aggregate fees for professional services rendered by Crowe Horwath for all “Audit Fees,” “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” which pertain to the last two fiscal years.

	Fiscal Year Ended
	December 31, 2010	December 31, 2009
Audit Fees	$375,626	$376,515
Audit Related Fees	$11,975	$9,885
Tax Fees	—	$4,500
All Other Fees	$64,302	$4,972

Audit Fees represent fees for professional services rendered for the audit of the consolidated financial statements of Syntel, assistance with review of documents filed with the SEC, and the audit of management’s assessment of the effectiveness of internal control over financial reporting. Audit-Related Fees represent professional fees in connection with the statutory audit services relative to the 401(k) plan for Syntel, Inc. Tax Fees represent fees for services related to tax compliance, tax advice, and tax planning. All Other Fees represent consultation on matters related to the consolidation of variable interest entity, secondary offerings, new grants of restricted stock units, and other advisory services.

Audit Committee Authorization of Audit and Non-Audit Services

The Audit Committee has the sole authority to authorize all audit and non-audit services to be provided by the independent audit firm engaged to conduct the annual statutory audit of Syntel’s consolidated financial statements. In addition, the Audit Committee has adopted pre-approval policies and procedures that are detailed as to each particular service to be provided by the independent auditors, and such policies and procedures do not permit the Audit Committee to delegate its responsibilities under the Securities Exchange Act of 1934, as amended, to management. The Audit Committee pre-approved fees for all audit and non-audit services provided by the independent audit firm during the fiscal years ended December 31, 2010 and December 31, 2009 as required by the Sarbanes-Oxley Act of 2002.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independent auditor’s independence, and has advised Syntel that, in its opinion, the activities performed by Crowe Horwath on Syntel’s behalf are compatible with maintaining their independence.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for, among other things, appointing an independent registered public accounting firm to conduct the independent audit of Syntel, periodically reviewing the qualifications of Syntel’s independent auditors, reviewing the scope and results of any audit, and reviewing fees charged by the independent registered public accounting firm for audit services, non-audit services, and related matters. The Board of Directors has adopted an Audit Committee Charter, which is available on Syntel’s website at www.syntelinc.com on the corporate governance page in the “investors” section of the website.

The Audit Committee’s job is one of oversight as set forth in its Charter. It is not the duty of the Audit Committee to prepare Syntel’s financial statements, to plan or conduct audits, or to determine that Syntel’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Syntel’s management is responsible for preparing Syntel’s financial statements and for maintaining internal control. The independent registered public accounting firm is responsible for auditing the financial statements and for expressing an opinion as to whether those audited financial statements fairly present the financial position, results of operations, and cash flows of Syntel in conformity with generally accepted accounting principles.

The Audit Committee has reviewed and discussed Syntel’s audited consolidated financial statements with management and with Crowe Horwath, Syntel’s independent registered public accounting firm for the year ending December 31, 2010, both with and without management present. The Audit Committee has discussed with Crowe Horwath the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received from Crowe Horwath the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Crowe Horwath’s communications with the Audit Committee concerning independence, has discussed Crowe Horwath’s independence with them, and has considered the compatibility of non-audit services with the auditor’s independence. Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, inclusion of the audited consolidated financial statements in Syntel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

THOMAS DOKE, CHAIRPERSON

PARITOSH K. CHOKSI

GEORGE R. MRKONIC, JR.

PROPOSAL 4. RATIFYING THE APPOINTMENT OF SYNTEL’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ratification of the appointment of Crowe Horwath LLP (“Crowe Horwath”) to serve as Syntel’s independent registered public accountant for the 2011 fiscal year requires the affirmative vote of a majority of the shares casting a vote on this proposal, in person or by proxy. Syntel’s 2011 fiscal year began on January 1, 2011 and will end on December 31, 2011. You may vote “for” or “against” or “abstain” from this proposal. Valid proxies received by Syntel will be voted in favor of approval of the ratification unless a contrary choice is indicated.

In the event the shareholders fail to ratify the appointment, the Audit Committee of the Board of Directors will reconsider its selection. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee feels that such a change would be in Syntel’s and its shareholders’ best interests.

Board Recommendation

The Board recommends that you vote FOR ratification of the selection of Crowe Horwath to serve as Syntel’s independent registered public accountants for the 2011 fiscal year.

ADDITIONAL INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table provides information about the beneficial ownership of Syntel’s Common Stock by (i) any person or entity known by the management of Syntel to have been the beneficial owner of more than five percent of Syntel’s outstanding Common Stock as of April 12, 2011, (ii) the nominees, present directors, and named executive officers of Syntel, and (iii) by all directors and executive officers of Syntel as a group. There were 41,744,229 shares of Syntel Common Stock outstanding on April 12, 2011.

NAME AND ADDRESS	NUMBER OF SHARES BENEFICIALLY OWNED (1)		PERCENT OF CLASS

Bharat Desai	15,895,603	(2)	38.1%
525 East Big Beaver Road, Suite 300
Troy, Michigan 48083

Neerja Sethi	11,355,428	(3)	27.2%
525 East Big Beaver Road, Suite 300
Troy, Michigan 48083

Rakesh Vij	9,618,692	(4)	23.0%
5607 Hartsdale Dr.
Houston, Texas 77036

NS Trust dated February 28, 1997 I	4,659,346	(5)	11.2%
701 Brickell Ave., Suite 870
Miami, Florida 33131

NS Trust dated February 28, 1997 II	4,659,346	(5)	11.2%
701 Brickell Ave., Suite 870
Miami, Florida 33131

Paritosh K. Choksi	29,748	(6)	*

Thomas Doke	13,986	(6)	*

Arvind Godbole	14,150	(6)	*

Anil Jain	18,200	(6)	*

Rakesh Khanna	14,425	(6)	*

Rajesh Mashruwala	12,302	(6)

Daniel M. Moore	7,236	(6)	*

George R. Mrkonic, Jr	4,937	(6)

Prashant Ranade	107,000	(6)	*

All Directors, Nominees, and Executive Officers as a group (18 persons)	26,351,820	(6)	63.1%

*	Less than 1%.
(1)	For the purpose of this table, a person or group is deemed to have “beneficial ownership” of any shares as of a given date over which such person has voting power, investment power, or has the right to acquire such power within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person. Except as otherwise noted, each beneficial owner of more than five percent of Syntel’s Common Stock and each director and executive officer has sole voting and investment power over the shares reported. With respect to the restricted Common Stock of Syntel shown as owned by certain executive officers and directors, the executive officers have voting power but no investment power.
(2)	Mr. Desai holds shared voting and dispositive power for (a) 4,659,346 shares held by the NS Trust dated February 28, 1997 I, (b) 4,659,346 shares held by the NS Trust dated February 28, 1997 II, (c) 75,000 shares held by the NS Trust dated May 17, 1997 V, (d) 75,000 shares held by the NS Trust dated May 17, 1997 VI, of which trusts Mr. Desai is a co-trustee with Rakesh Vij, (e) 1,153,695 shares held by the DS Foundation, of which Mr. Desai is a co-trustee with Ms. Sethi, and (f) 3,350 shares held in several educational trusts for the benefit of other individuals, of which trusts Mr. Desai is a trustee. Mr. Desai disclaims beneficial ownership of shares held by the foundation and the trusts.
(3)	Ms. Sethi holds shared voting and dispositive power for (a) 75,000 shares held by the BD Trust dated May 17, 1997 III and (b) 75,000 shares held by the BD Trust dated May 17, 1997 IV, of which trusts Ms. Sethi is a co-trustee with Rakesh Vij, (c) 4,750 shares held in several educational trusts for the benefit of other individuals, of which trusts Ms. Sethi is a trustee, and (d) 1,153,695 shares held by the DS Foundation, of which Ms. Sethi is a co-trustee with Mr. Desai. Ms. Sethi disclaims beneficial ownership of shares held by the foundation and the trusts.
(4)	Rakesh Vij holds shared voting and dispositive power for (a) 4,659,346 shares held by the NS Trust dated February 28, 1997 I, (b) 4,659,346 shares held by the NS Trust dated February 28, 1997 II, (c) 75,000 shares held by the BD Trust dated May 17, 1997 III, (d) 75,000 shares held by the BD Trust dated May 17, 1997 IV, (e) 75,000 shares held by the NS Trust dated May 17, 1997 V, (f) 75,000 shares held by the NS Trust dated May 17, 1997 VI, of which trusts Rakesh Vij is a co-trustee. Rakesh Vij disclaims beneficial ownership of shares held by the trusts.
(5)	These shares are also included under both Mr. Desai’s and Rakesh Vij’s ownership as they are co-trustees for these trusts and share voting and dispositive power for these shares of Common Stock.
(6)	The number of shares shown in the table includes the following number of shares which are represented by shares of restricted Common Stock which are not vested: Paritosh K. Choksi, 2,302; Thomas Doke, 7,302; Arvind Godbole, 14,150; Anil Jain, 9,000; Rakesh Khanna, 13,600; Rajesh Mashruwala, 7,302; Daniel M. Moore, 5,060; George R. Mrkonic, Jr., 2,302; Prashant Ranade, 100,000; and all directors and executive officers as a group, 187,243.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Syntel’s executive officers and directors, and persons who own more than ten percent of a registered class of Syntel’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent shareholders are required by regulations of the SEC to furnish Syntel with copies of all Section 16(a) forms they file.

Based solely on Syntel’s review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, Syntel believes that, except for the following, its officers, directors, and greater than ten percent beneficial owners met all applicable filing requirements during the last year. The following persons filed the listed reports after their due dates: Amit Chatterjee, one Form 3 Initial Statement of Beneficial Ownership of Securities reporting initial ownership and one Form 4 Statement of Changes in Beneficial Ownership reporting one transaction; Rajesh Mashruwala, one Form 3 Initial Statement of Beneficial Ownership of Securities reporting initial ownership and one Form 4

Statement of Changes in Beneficial Ownership reporting one transaction; V. S. Raj, one Form 5 Annual Statement of Changes in Beneficial Ownership of Securities reporting initial ownership; and Raja Ray, one Form 3 Initial Statement of Beneficial Ownership of Securities reporting initial ownership.

Transactions with Related Persons

The Board of Directors has adopted policies and procedures for the disclosure, review and approval of any transaction in which Syntel or one of its subsidiaries is a participant and in which any “related person” or “Covered Individual” (director, executive officer or their immediate family members, or shareholders owning 5% or more of Syntel’s outstanding stock) has a direct or indirect material interest. The policy requires that transactions involving a related person be reviewed and approved in advance by the Board of Directors. Under Syntel’s Code of Ethical Conduct, officers, directors, and employees of Syntel are required to report proposed related party transactions to the Board of Directors. Syntel is not aware of any transaction required to be reported under Item 404(a) of Regulation S-K promulgated by the SEC since the beginning of 2010 where the foregoing policies and procedures did not require review, approval, or ratification of such transaction or where such policies and procedures were not followed. Since the beginning of 2010, Syntel has had no transactions, nor does it currently have any proposed transactions, in which it was or is to be a participant in which any related person had or will have a direct or indirect material interest.

Shareholder Proposals for 2012 Annual Meeting

Shareholder proposals to be presented at the 2012 Annual Meeting of Shareholders must be received by Syntel not later than December 31, 2011 if they are to be included in Syntel’s proxy statement for the 2012 Annual Meeting of Shareholders. Such proposals should be addressed to the Corporate Secretary at Syntel’s executive offices.

Shareholder proposals to be presented at the 2012 Annual Meeting of Shareholders which are not to be included in Syntel’s proxy statement for that meeting must be received by Syntel not before March 9, 2012 and not later than April 8, 2012; or, for any special meeting of shareholders, no later than 10 days after the day of the public announcement of the date of the special meeting in accordance with the procedures contained in Syntel’s Bylaws. Such proposals should be addressed to the Corporate Secretary at Syntel’s executive offices.

Other Matters

At the date of this proxy statement, management is not aware of any matters to be presented for action at the 2011 Annual Meeting of Shareholders other than the matters described in this proxy statement. If any other matters should come before the meeting, the persons named in the proxy card intend to vote the proxy in accordance with their judgment on those matters.

By Order of the Board of Directors,

Daniel M. Moore

Chief Administrative Officer, General

Counsel, and Secretary

April 28, 2011

COPIES OF SYNTEL’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2010 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE PROVIDED TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO DANIEL M. MOORE, CHIEF ADMINISTRATIVE OFFICER, SYNTEL, INC., 525 E. BIG BEAVER ROAD, SUITE 300, TROY, MICHIGAN 48083.

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on June 7, 2011.
Vote by Internet
• Log on to the Internet and go to
www.envisionreports.com/SYNT2011
• Follow the steps outlined on the secured website.
Vote by telephone

•    Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•    Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board recommends a vote FOR all nominees, FOR Proposals 2 and 4, and every 3 YRS for Proposal 3.									+
1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold
	01 - Paritosh K. Choksi	☐	☐	02 - Bharat Desai	☐	☐	03 - Thomas Doke	☐	☐

	04 - Rajesh Mashruwala	☐	☐	05 - George R. Mrkonic, Jr.	☐	☐	06 - Prashant Ranade	☐	☐

	07 - Neerja Sethi	☐	☐

		For	Against	Abstain			1 Yr	2 Yrs	3 Yrs	Abstain
2.	Say on Pay - An advisory vote on the approval of the compensation paid to Syntel’s Named Executive Officers.	☐	☐	☐	3.	Say When on Pay - An advisory vote on the approval of the frequency of shareholder votes on executive compensation.	☐	☐	☐	☐

4.	Proposal to ratify Crowe Horwath LLP as Syntel’s independent public accounting firm for 2011.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print your new address below.		Comments — Please print your comments below.	Meeting Attendance
			Mark the box to the right	☐
if you plan to attend the
Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appears on this proxy. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Syntel, Inc.

Notice of 2011 Annual Meeting of Shareholders

525 E. Big Beaver Rd., Suite 300, Troy, Michigan 48083

Proxy Solicited by Board of Directors for the Annual Meeting of Shareholders – June 7, 2011

Bharat Desai and Daniel M. Moore, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Syntel, Inc. to be held on June 7, 2011 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted in the manner specified by the shareholder. If no directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposals 2 and 4 and every 3 YRS for Proposal 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)